Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333‑138763) of Ethan Allen Interiors Inc. of our report dated August 29, 2022, with respect to the consolidated financial statements of Ethan Allen Interiors Inc. as of June 30, 2022 and for the fiscal year then ended and the effectiveness of Ethan Allen Interiors Inc.’s internal control over financial reporting as of June 30, 2022, included in this Annual Report (Form 10-K) of Ethan Allen Interiors Inc. for the year ended June 30, 2022.

/s/ CohnReznick LLP
New York, New York August 29, 2022